UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(A) of

the Securities Exchange Act of 1934 (Amendment No. )

☑  Filed by the Registrant                                    ☐   Filed by a party other than the Registrant

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14A-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☑	Soliciting Material Pursuant to §240.14a-12

ALPHABET INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (check the appropriate box):

☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which the transaction applies:

(2)	Aggregate number of securities to which the transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

The following is a blog post published on https://www.blog.google/inside-google/company-announcements/ensuring-we-pay-fairly-and-equitably/ :

Ensuring we pay fairly and equitably

Lauren Barbato, Lead Analyst for Pay Equity, People Analytics

Editor’s note: The following information was provided to employees in January and we’re sharing more broadly now.

Compensation should be based on what you do, not who you are. Every year, each employee’s compensation is modeled algorithmically, based on work-related inputs like the market rate for their job, their location, level and performance rating. If managers then want to apply discretion to adjust an employee’s modeled compensation, they must provide a clear rationale.

To make sure that the modeled amounts, and any changes made by managers, are equitable across gender and racial lines, we conduct an annual pay equity analysis that covers all job groups that meet minimum n-count thresholds for statistical analysis. If we find any statistically significant discrepancies in any job groups, we make upwards adjustments across the group to eliminate the discrepancy. You can read more about our methodology here (we’ve run pay equity analyses every year since 2012).

In 2018, we included 91 percent of Googlers in our analysis, the highest percentage to date. We provided $9.7 million in adjustments to a total of 10,677 Googlers.

There are a couple of reasons that the pay equity analysis required more adjustments in 2018, compared to 2017. First, the 2018 analysis flagged one particularly large job code (Level 4 Software Engineer) for adjustments. Within this job code, men were flagged for adjustments because they received less discretionary funds than women. Secondly, this year we undertook a new hire analysis to look for any discrepancies in offers to new employees—this accounted for 49 percent of the total dollars spent on adjustments.

Our pay equity analysis ensures that compensation is fair for employees in the same job, at the same level, location and performance. But we know that’s only part of the story. Because leveling, performance ratings, and promotion impact pay, this year, we are undertaking a comprehensive review of these processes to make sure the outcomes are fair and equitable for all employees.

Our first step is a leveling equity analysis to assess how employees are leveled when they are hired, and whether we can improve how we level.

This expanded review is the next step in our commitment to paying fairly. We’ll keep working to improve our practices and to ensure that Google is a great place to work for everyone.

Important Information

SHAREHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND ANY OTHER RELEVANT MATERIALS THAT THE COMPANY WILL FILE WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE. SUCH DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND ITS DIRECTORS, OFFICERS AND AFFILIATES. INFORMATION REGARDING THE INTERESTS OF CERTAIN OF THE COMPANY’S DIRECTORS, OFFICERS AND AFFILIATES WILL BE AVAILABLE IN THE DEFINITIVE PROXY STATEMENT.

The Definitive Proxy Statement and any other relevant materials that will be filed with the SEC will be available free of charge at the SEC’s website at www.sec.gov. In addition, the Definitive Proxy Statement (when available) and other relevant documents will also be available, without charge, by directing a request by mail to Attn: Investor Relations, Alphabet Inc., 1600 Amphitheater Parkway, Mountain View, California, 94043 or by contacting investor-relations@abc.xyz. The Definitive Proxy Statement and other relevant documents will also be available on the Company’s Investor Relations website at https://abc.xyz/investor/other/annual-meeting/.

Participants in the Solicitation

The Company and its directors and certain of its executive officers may be considered participants in the solicitation of proxies with respect to the proposals under the Definitive Proxy Statement under the rules of the SEC. Additional information regarding the participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, also will be included in the Definitive Proxy Statement and other relevant materials to be filed with the SEC when they become available.